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                                                                   Exhibit 10.5A


                      [APPLIED INNOVATION INC. LETTERHEAD]


                                 March 24, 1997

                                                         PERSONAL & CONFIDENTIAL

Mr. William H. Largent
1249 Crooked Tree Court
Westerville, OH 43081


Dear Bill:

With this letter, we are pleased to offer you the position of Senior Vice President, Operations and Chief Financial Officer with Applied Innovation Inc. (Company). We are very excited about you joining the Company, and I look forward to working with you to grow Applied to a substantial sized business for the benefit of all of our employees and stockholders. I think you have the ability to make a major and lasting contribution to Applied's future performance as a senior officer.

As you know, Applied has grown substantially over the past 10 years, and we see no reason why growth is not sustainable with the right team in place. We want you to be a part of that team. We believe that your broad business experience in industry, particularly at Liebert, will be very beneficial in helping Applied build an even larger and more innovative business.

Let me now review the terms of our employment proposal.

1.       EMPLOYMENT
         ----------

         You will be employed by the Company commencing not later than May 15, 1997, although we hope that you can start earlier.

         As Senior Vice President, Operations and Chief Financial Officer, you will report directly to me as Chairman and President. You will be responsible for directing the business administration, financial, accounting, information systems, human resources, and manufacturing activities of the Company.
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Mr. William H. Largent
March 24, 1997
Page -2-


         We also see you as the senior business person working on teams with other key officers and employees on many projects involving sales and marketing initiatives, merger and acquisition opportunities, technology transfers, and a variety of business initiatives.

2.       COMPENSATION
         ------------

         Your compensation will be at an annual base rate of $145,000, payable in accordance with the normal payroll practices of the Company.

         You will also be eligible for a cash bonus consistent with my plan for 1997, which is based on the Company attaining pre-tax, pre-bonus income as follows:

         PRE-TAX, PRE-BONUS INCOME                    % OF BASE SALARY
         -------------------------                    ----------------

         $2,750,000 to $3,437,499.99                         40%
         $3,437,500 to $4,124,999.99                         50%
         $4,125,000 or more                                  60%

         Under our bonus program, the bonus is paid in cash by March 31, 1998, provided you remain employed by the Company throughout 1997. Since you would be employed in 1997 only about 8 months, your bonus will be calculated as a percentage of your base salary actually earned in 1997, so your bonus would effectively be pro rated for 1997 (e.g., if you started April 1, 1997, your base for calendar 1997 would be 66.7% of $145,000 or $96,666 and your bonus would be computed on that amount.) The above "Pre-tax, Pre-bonus Income" schedule will be adjusted to reflect variance from plan for the period of January 1 to April 30, 1997 (e.g., if plan for January to April was to earn $500,000 and actual was $100,000 then the ranges would be as follows: $2,350,000 to $3,037,499.99 - 40%; $3,037,500 to $3,724,999.99 - 50%; and $3,725,000
         - 60%).

3.       STOCK OPTIONS
         -------------

         On the date of your employment, the Company will grant to you an incentive stock option to purchase 50,000 shares of common stock at an exercise price equal to the closing price as quoted by NASDAQ on the day before you commence employment. The option will be granted under the Company's 1996 Stock Option Plan (copy enclosed), and the option agreement will provide that the option will vest and become exercisable as to 20% of the option shares on each anniversary of the date of your employment with the Company, and that the option will terminate on the sixth anniversary of the date of grant.
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Mr. William H. Largent
March 24, 1997
Page -3-


4.       OTHER BENEFITS
         --------------

         You will also be entitled to participate in any employee benefit plans, including vacation provisions, that the Company maintains during your employment and which are made generally available to all other management employees, in accordance with their terms as from time to time amended. This includes a 401(k) and profit sharing plan, and paid medical insurance. The Company has historically matched 25% of employee contributions up to 6%. The Company has also made contributions to the profit sharing plan in the past several years. The contribution for 1996 was $200,000, which is allocated among all employees based on base salary. Employees are eligible for both plans upon employment. It is agreed that during your first year of employment you will be entitled to two weeks of vacation at any time during your first year. It is agreed that the Company will pay any necessary COBRA payments on your behalf due to any break in medical coverage for any reason, including pre-existing conditions.


5.       EXECUTIVE SEARCH FEE
         --------------------

         You represent that no personnel or executive search firm has been involved in or facilitated your employment by the Company and that no such fees are payable to any such firm for assisting you.


6.       TERM
         ----

         As with all of our employees and officers, your employment would be an at-will employment and may be terminated by either the Company or yourself at any time.

         However, if the Company elects to terminate you without cause you will be paid as severance pay your regular monthly base salary for up to six
         (6) months after termination in accordance with the Company's normal salary payment schedule, except that the severance pay will terminate when you find another job and you will be paid an extra month severance pay if you find another job within four months of your termination.

         If the Company terminates you for cause, it may do so immediately and without further obligation to you. For these purposes, "cause" will mean an intentional failure to abide by directions or policies of the Board of Directors or the President of the Company, an intentional failure to perform your duties, any action that involves a misappropriation of
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Mr. William H. Largent
March 24, 1997
Page -4-


         Company assets, or any breach of this letter agreement or the Assignment, Confidentiality and Non-Competition Agreement. You will have the right to submit the Company's determination of "cause" to arbitration in Columbus, Ohio before a single arbitrator under the rules of the American Arbitration Association.

         If you terminate your employment, you will continue working for the Company during a 14-day notice period, but only if the Company so desires to continue your employment and to compensate you during such period.


7.       FULL TIME EMPLOYMENT
         --------------------

         Your employment will be full time with the Company. You will not participate in any other business activities, including consulting activities, or serve as a director or officer of other business enterprises, without the prior written consent of the President of the Company. The Company acknowledges that you presently serve as a director of Amerilink Corp., Maximation Incorporated, Metatec Corporation, and BellePointe, Inc., and you may continue in these outside director positions if you choose, so long as such time commitments do not interfere with your responsibilities at the Company. You will, of course, be permitted to hold totally passive business investments and take part in community, civic, or charitable activities that neither interfere with nor are inconsistent with your responsibilities to the Company.


8.       ASSIGNMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
         ---------------------------------------------------------

         In consideration of your employment, you will enter into an Assignment, Confidentiality and Non-Competition Agreement with the Company on the date of your employment (form enclosed), except that if the Company terminates you without cause, you will be excused from the non-competition restrictions of the agreement.


9.       NO RESTRICTIONS ON EMPLOYMENT
         -----------------------------

         You represent and warrant that you are not a party to any agreement, oral or written, or subject to any other legal restriction whatsoever which would prevent you from performing your duties to the Company as contemplated in this letter or which would expose the Company to a risk of suit by reason of your employment by the Company.
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Mr. William H. Largent
March 24, 1997
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I hope that this letter sets forth acceptable terms for you to join the Company.
To confirm acceptance of this offer, please sign the enclosed extra copy of this letter and return it to me.

Those of us who have met you and talked with you believe that you will be a significant asset to the Company. We also believe that Applied Innovation will offer you the challenge and satisfaction of being an architect of our business as it continues to grow.

                                         Sincerely,

                                         /s/ Gerard B. Moersdorf, Jr.

                                         Gerard B. Moersdorf, Jr.
                                         President


Enclosures:
         1996 Stock Option Plan
         Assignment , Confidentiality and Non-Competition Agreement


AGREED:


   /s/ William H. Largent
-----------------------------
       WILLIAM H. LARGENT

       April 24, 1997
-----------------------------
             DATE